Exhibit 99.3

PRESENTATION

Slide 1: COVER SLIDE

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss the Nogin and Software Acquisition Group Inc. III business combination.

Joining us today are Software Acquisition Group Inc. III CEO Jonathan Huberman, as well as Nogin, Inc. CEO & Co-Founder Jan-Christopher Nugent and CFO Erik Nakamura.

For today’s webcast, Nogin has made available a slide presentation that will follow along with the presenter’s commentary. The presentation, as well as the Form 8-K containing the merger agreement, can be found at the website of the U.S. Securities and Exchange Commission at www.sec.gov. The presentation is also available for download on Nogin’s website at www.nogin.com. Today’s call will not include a question & answer session.

Slides 2 & 3: DISCLAIMER

Participants are specifically referred to the presentation filed with the SEC to remind listeners that some of the comments today may contain forward-looking statements, and as such, will be subject to risks and uncertainties, which, if they materialize, could materially affect results. Forward-looking statements include, but are not limited to, Nogin and Software Acquisition Group III’s expectation or prediction of financial and business performance and conditions, competitive and industry outlook, and the timing and completion of the transaction.

Forward-looking statements are subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. Neither Nogin nor Software Acquisition Group III are under any obligation to, and expressly disclaim any obligation to, update alter or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Please carefully read the legends at the beginning of the accompanying investor presentation, as they contain important information.

On today’s call, we will refer to certain non-GAAP measures. These metrics exclude certain items discussed in the investor presentation under the heading “Financial Information; Non-GAAP Financial Measures.” Therefore, these measures should not be considered in isolation or as an alternative to operating income, net income, cash flows from operations or any other profitability, liquidity or performance measures derived in accordance with GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies. The reconciliations of Nogin’s non-GAAP measures to the comparable GAAP measures are available in the Appendix to the presentation.

Finally, I would like to remind everyone that this call will be available for telephone replay through February 21, 2022, starting at 11:30 a.m. Eastern time. A webcast replay will also be available via the link provided in today’s press release, as well as on the company’s website at www.nogin.com.

Now, I would like to turn the call over to Software Acquisition Group, Inc. III CEO Jonathan Huberman.

Slide 4: INTRODUCTION

Jonathan Huberman – CEO, Software Acquisition Group Inc. III

Thank you for dialing in. To start off the call, the three of us will introduce ourselves and then we will dive into the business, market, and opportunity.

Slide 5: TODAY’S PRESENTERS

I’m Jon Huberman, the CEO of Software Acquisition Group 3. As many of you know, our previous SWAG deSPAC-ings were CuriosityStream and Otonomo. Before starting SWAG, I spent the previous 25 years running 5 different technology companies, all with successful exits, and when I wasn’t operating companies, I was a senior executive in the Private Equity and Venture Capital arenas.

I’ll now turn it over to Jan and Erik to introduce themselves. Jan?

Jan Nugent – CEO, Nogin

Thanks, Jon, and thanks everyone for joining us today. My name is Jan Nugent, and I co-founded Nogin back in 2013 with our President, Geoff Van Haeren, with the Mission to help Brands and Merchants keep pace with Big Online Retail. A little bit about me, before launching Nogin, I spent the prior 15 years in leadership roles at different technology companies where I was fortunate enough to participate in successful private exits, a successful IPO and I got to help innovate the early days of Ecommerce at Commerce5 and Digital River.

Erik?

Erik Nakamura – CFO, Nogin

Hi, everyone. I’m Erik Nakamura, and I’m the Chief Financial Officer of Nogin. I’m also the newest executive member of the team, as I officially joined last year. Prior to joining the team, I was the CFO at Dvele, a San Diego-based property tech company. I bring over 21 years of experience in equity and debt capital raises, securities offerings, FP&A, accounting, and treasury.

Slide 6: KEY INVESTOR HIGHLIGHTS

Jonathan Huberman – CEO, Software Acquisition Group Inc. III

Thanks, Erik. Moving on to slide 6.

Our main objectives for a deSPAC-ing candidate are:

1. First, a modern, scalable technology platform that can grow both organically and in-organically

2. Second, a solution at the heart of the ongoing digital transformation of the enterprise, where we see tailwinds pushing the market forward, therefore creating a strong investment opportunity

3. And third, an opportunity that we believe can deliver near and long-term shareholder value through differentiated and defensible assets, a value accretive financial model, and committed management

We are confident that Nogin meets these objectives.

•	First of all, the e-commerce software solutions market is fast-growing and large, and Nogin’s focus on innovation has led to the creation of a market-leading e-commerce platform.

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Also, we expect their highly profitable CaaS Platform to continue to drive strong future revenue growth, estimated to have a 61% CAGR from 2021 – 2023. And, because we’re at an inflection point in terms of scalable growth due to the shift to a machine learning-based platform, we expect that revenue growth to result in expanding margins and operating profit at scale as we go forward.

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In addition, Nogin is differentiated in many ways, but especially by their unique e-commerce Customer Data Platform, or CDP, which greatly enhances the utility of Nogin solutions due to their proprietary data assets.

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We are excited about the experienced Nogin management team. They have an established track record of building high-value e-commerce platforms and delivering value not only to their clients and employees, but to their shareholders as well.

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And lastly, as we will show as Erik goes through the financial model, we feel that we are combining at an attractive valuation when compared with Nogin’s peers, and are enthusiastic about Nogin’s potential for continued growth in the years ahead.

And with that, I’ll pass the baton to Jan and Erik to dive further into the business.

Slide 7: OUR MISSION IS TO HELP BRANDS COMPETE WITH BIG RETAIL

Jan Nugent – CEO, Nogin

Thanks, Jon.

Our fundamental mission is to level the playing field for merchants to be able to deliver the world class eCommerce capabilities consumers from the largest online retailers have come to expect.

We do so by:

1.	Providing a headless, end-to-end technology platform that merchants can plug into, versus paying to integrate multiple technologies, thus saving money and time to market

2.

We deliver advanced capabilities that are too complex and costly for many brands, such as a customer data platform, social commerce and AI, to name a few. The benefits of these capabilities increase sales, growth, and profitability.

3.	We include R&D and innovation beyond what merchants can afford on their own.

4.	We have a unique architecture where we can optimize the sales performance of stores in a way that is easily accessible to our merchants

5.	And we have a robust data asset for our merchants benefit from that drives incremental performance

Our business model is:

•	No up-front cost to access our Intelligent Commerce Platform

•	We get people live in 30-60 days

•	And our fee structure is a percentage of GMV. When our clients grow, we grow, and the model is working.

We have grown 7X over the last 5 years with 60-65% growth projected over the next 3 years.

Slide 8: ILLUSTRATIVE REVENUE BREAKDOWN

Moving to slide 8, you can again see that our pricing model is:

A percentage of GMV for our Intelligent Commerce Platform.

1.	This percentage represents a replacement of all technology implementation, licensing fees, R&D, optimization and in many cases personnel for a DIY merchant for the life of the contract.

2.	In the cases where brands shift their marketing spend to our MarTech platform to manage paid media across search and social, it includes their paid media budget

3.	And where merchants leverage our shipping platform that manages delivery, it also replaces their shipping costs.

The financial benefits of Intelligent Commerce are:

•	No upfront build costs

•	Quicker time to market

•	Incremental sales growth

•	Often material savings of marketing, logistics and shipping

•	And no ongoing R&D, optimization and additional technology costs

•	In addition, merchants are freed up to do what they are good at. Build great products and delight consumers.

Slide 9: MARKET LANDSCAPE

To date, the market has primarily been defined with 2 major segments:

1.

Simple Ecommerce: Primarily dominated by Shopify and with additional niche applications such as Big Commerce, these solutions tend to be a light, nimble commerce front-end leveraging apps for additional functionality. Shopify alone has 1.6 million merchants.

2.

On the other end of the spectrum, you have the legacy enterprise technologies that have been in the market for years that deliver full stack enterprise capabilities and are really best suited for companies with large budgets, highly sophisticated teams, large amounts of resources and broader time horizons.

As Commerce is becoming more sophisticated, there is a large market opportunity for merchants who need world class eCommerce sophistication but either lack the expertise, capital, and personnel to manage it all or would just prefer to plug into a Commerce as a Service platform.

The benefits to Commerce-as-a-Service are:

1.	One, no up front costs and quicker time to market; significantly decreasing execution risk

2.	Two, in many cases superior growth benefitting from the capabilities, they may not have the expertise and capital to build on their own

3.	Three, predictable ongoing profits from bundled innovation

4.	Four, increased performance from data and insights

5.	Five, zero risk around sales tax, compliance and tax nexus.

6.	And finally, an ability to focus on what they are truly good at, building their brands

Slide 10: CLIENT BASE DIVERSIFIED ACROSS VARIETY OF END MARKETS

The Nogin Platform is both global and vertical agnostic. We have targeted fast growing verticals and are seeing good demand in emerging verticals. Our merchants tend to be highly recognized brands, which has created a wonderful referral asset for us as well as helps shorten sales cycles due to the trust we garner in the marketplace. We have built the company organically without a ton of outside capital, so we look forward to additional growth that will come from more heavily funding sales and marketing.

Slide 11: E-COMMERCE TECHNOLOGY IS COMPLICATED – WE MAKE IT SIMPLE…

In order to illustrate the complexity of enterprise class eCommerce, the left slide shows an actual DIY deployment for a $20 million store. If you look at the Salesforce cloud logo, that’s the only part of this system that is an eCommerce platform. Everything else is an additional technology that needs to be integrated and managed to fully operate that online store.

The Nogin approach is like electricity. You just plug into our prebuilt best in class platform, which includes:

1.	A headless end to end technology platform that merchants can plug into versus paying to integrate multiple technologies, thus saving money and time to market.

2.

Enterprise tools for all the end-to-end enterprise requirements, as well as advanced capabilities too complex and costly for brands, such as: A customer data platform, social commerce and AI. The benefits of these capabilities increase sales growth and profitability.

3.	The platform also includes ongoing R&D and innovation beyond what merchants can afford on their own, and...

4.	We have a unique architecture where we can optimize the sales performance of stores and push the capabilities out to all of our merchants.

This modern approach to commerce allows merchants to grow more profitably and focus their time on what they are good at, versus the hard stuff of eCommerce.

Slide 12: PROPRIETARY DATA ASSET ENRICHES NOGIN’S CDP AND DRIVES AI-ENABLED INSIGHT

A key differentiator of Intelligent Commerce is our Customer Data Platform. By having tagged every purchase in the history of the platform and tracking shoppers in real-time, it is the basis for automated performance optimization, personalized commerce and Artificial intelligence. Our merchants benefit from this flywheel of optimization that they likely can’t build on their own.

Slide 13: … AND WE OPTIMIZE PERFORMANCE

A key differentiator of Commerce as a Service is that it drives ROI beyond the storefront. Because we have built our platform to reach through to the core elements of commerce in a unified approach, Intelligent Commerce often lowers the cost of traffic, logistics, shipping and creative while reducing returns, discounting, and customer service calls. This leads to incremental growth and profitability and is getting even better results as the flywheel of our data platform matures.

Slide 14: HIGHLY TENURED FOUNDER-LED MANAGEMENT TEAM

My cofounder Geoffrey VanHaeren and I have the benefit of having founded Nogin based on a thesis we formed over a successful eCommerce exit at Commerce5 and a successful eCommerce dominance with publicly traded Digital River. We have not only recruited a terrific Executive Management team that has leveled up our performance at every stage, we also benefit from a large number of leaders who are pioneers in the space, who have been with us over 3 companies and are committed to the furthering and innovation of eCommerce

This enables us to move more quickly and efficiently as we continue to pursue innovating the space.

Slide 15: THE E-COMMERCE INDUSTRY IS MASSIVE AND GROWING

We feel we have the right product, the right team and that we are in the right industry.

•	U.S. retail eCommerce sales are projected to grow 14% in 2021 to $933 billion

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There’s significant room for expansion as well; last year, it was projected that $5.2 trillion was spent in non-e-commerce retail, and that 85% of US retail was conducted without e-commerce. In addition, we see incremental market growth in Consumer Products, Digital such as NFT and Metaverse as well as Health and Wellness not reflected as many of these companies are not online yet.

Slide 16: PRODUCT OVERVIEW

Alright, now that we’ve had that overview, let’s dive a little deeper into how the product actually works.

Slide 17: NOGIN’S TECH STACK PROVIDES AN END-TO-END PRODUCT SUITE

The core philosophy of Nogin is to build performance-based technology that drives a material ROI. Our architecture is broken into:

•	Traffic

•	The actual online store

•	Product Delivery

•	And Payments

In order to ensure performance, we have people who actually improve the financial performance of our stores. We then turn those enhancements into technology with our unique architecture and push these capabilities out to the merchants in our network. Our early advantage in data is integral to the future of automating performance enhancements with algorithms, machine learning, AI, all generated by the learnings of our people driven technology. The flywheel effect created by data driving a more Intelligent Commerce platform is exciting, and it means we can continue to help merchants keep pace in a way that would be difficult to achieve themselves.

Slide 18: INCREMENTAL INVESTMENT IS ACCELERATING REVENUE SCALE

The fundamentals of our growth are very sound. Our growth to date has come in 3 parts.

1.	One, our existing merchants grow, therefore we grow.

2.	Two, as we launch merchants the year prior for perhaps a few months, the following year we receive 12 months creating revenue growth

3.	And three, we sign more clients in the new year.

All aspects of our revenue growth are performing well, and we see growth from $68 million in 2021 to $176 million in 2023 with a high degree of certainty.

In addition, we have been very conservative in sales and marketing to date and with we look to significantly expand our sales and marketing efforts to materially expand customer acquisition, thus accelerating our already exciting sales growth.

Slide 19: FINANCIAL OVERVIEW

And with that, I’ll hand things over to our CFO, Erik, to provide an overview of our financials.

Erik Nakamura – CFO, Nogin

Thanks, Jan.

Slide 20: KEY PERFORMANCE METRICS

Over the past 5 years, Nogin has grown 7 times over in terms of revenue, increasing market capture in the process. This is highlighted by consistent positive year-over-year revenues figures, lending credence to an estimated 64% revenue growth in 2022, and an 82% growth in CaaS related revenue in the same forward-looking period.

Over the previous year, our LTV to CAC ratio was over 10x, anchored by an increasing net revenue retention of 105%, year-over-year.

To put it simply: over time, once we sign clients, they tend to continue to grow and often do so at accelerated rates, while also typically staying on our platform for the long term.

Also, not only do we have high gross margins relative to our peers like Shopify, our LTV to CAC ratio is also very strong. Part of this is because we haven’t marketed the product externally much to this point, as we’ve had strong word of mouth marketing tailwinds propelling sales. But that’s one of the main reasons that we’re going public – we want to be able to market the product fully, and want to do so with the backing of the public markets. Still, however, we expect that our LTV to CAC will remain high as we transition to a broader audience.

Slide 21: REVENUE BY TYPE

Taking a more granular look at our expected business segment production, here is our projection of revenue growth over the next three years broken down by our CaaS platform and our non-CaaS business. Basically, this shows that our CaaS platform is growing at a consistent pace, and that we expect it to become a higher portion of our revenue mix over time. Also, as our CaaS platform becomes a larger share of our revenue mix, our gross margins are driven higher as well.

Most of next year’s $107 million is accounted for at this point, either in realized or unrealized contracts. Supply chain issues have played a role in delaying what would’ve been a revenue performance in excess of the projected $107 million, but because we’re going to have to make up for some of the supply chain shortfalls, we’ve yet to reach that point for estimated 2022. We expect, however, to still meet this guidance due to solid momentum.

Lastly, as the central driver of our revenue, the CaaS platform is expected to grow significantly from 2022 to 2023. Adoption of CaaS products such as Smart Marketer and Smart Ship is expected to drive expansion of Nogin’s CaaS Platform. Marketing & Shipping is projected to grow as well.

Year-over-year revenue increases are projected to be 58% from 2021 to 2022.

Slide 22: DRIVING INCREASED GROSS MARGIN

As we turn to slide 22, let’s take a closer look at Gross Margins. Highlighted by the pink portions of the pie charts and as explained previously, we expect our gross margins to progressively improve as we scale our CaaS Platform.

Also, as you can see from the figures below, both CaaS and Non-CaaS solutions are expected to grow for Nogin, while CaaS centric solutions remain in line with a 90% plus consistent gross margin.

As this progression continues, total gross margin is expected to increase as well, from 52% in 2021 to 59% in 2023.

Slide 23: EXPECTED REVENUE GROWTH

Moving to slide 23, this slide shows a non-GAAP revenue bridge from 2021 to 2023. It breaks down our revenue growth piece by piece, to show how we grow from $68 million to $107 million, and then on through 2023 to $176 million. Also, this shows that same store sales growth and full year run rates to get us to $23 million of that growth estimated for 2022.

In addition, we are working to leverage efficiencies that we have through metric KPIs. Represented here as well are our non-CaaS figures, including marketing and shipping.

Also, our identified pipeline of $13 million includes new clients that we are on the verge of signing as of Q1 of 2022.

Looking ahead to the end of 2022 and into 2023, as shown previously on slide 20, we’re projecting nearly 64% revenue growth year-over-year. To achieve that, we’re expanding sales and marketing teams, and stretching the market penetration of Smart Ship and Smart Marketer through existing and future clients. You’ll see these efforts represented the estimated changes between year-over-year Identified Pipeline engagement, and increased revenues through the Smart Ship, Intelligent Commerce, and CaaS growth.

Slide 24: FULL 2020 – 2023 NON-GAAP P&L

Moving on to our P&L on slide 24, this slide shows a four-year trended P&L and a robust revenue growth clip from 2020 to 2023. These increases again drove gross margins back up to the 60% range, and leveraged adjusted EBITDA to the bottom line to grow significantly as well.

Something we’d like to note on here is that in 2021 and 2022, these figures are in non-GAAP terms, because we took product revenue out of our P&L, related cost of sales, and operating expenses. In comparison to that, our GAAP revenue is projected to be at a much higher clip, at above around $96 million in 2021 and around $144 million in 2022.

This was due to a unique situation in 2021, where we had a client who was acquired and about to go offline. So, instead, we picked up their product sales to keep them going in the interim. To show consistent, comparative financials across our CaaS tech stack revenue and P&L year-over-year, we’ve taken those product sales and related costs out. Our non-GAAP revenue is a lower amount as a result, but shows a more accurate growth comparable than our higher, GAAP revenue figure.

Another note is that GAAP revenue is at a solid margin, and subsequently not dilutive to EBITDA or the bottom line from the GAAP perspective as well.

And with that, I’ll hand it back over to Jon to discuss our peers and provide more context around the transaction. Jon?

Jonathan Huberman – CEO, Software Acquisition Group Inc. III

Slide 25: IDENTIFYING THE PEERS

Thanks, Erik.

As you can see on slide 25, the peers we selected for Nogin are the relevant public e-commerce solutions providers: Shopify, Big Commerce, Global-E, VTex, Lightspeed, and Bill.com.

Slide 26: OPERATIONAL BENCHMARKING – E-COMMERCE COMPANIES

Moving to slide 26, we believe the valuation of Nogin is very attractive when comparing its business model and go-forward plan to the publicly traded peers. Nogin has a robust growth profile that puts it above the median of its e-commerce peers and a gross margin profile that is in line with them.

Slide 27: NOGIN IS PRICED WITH SIGNIFICANT UPSIDE POTENTIAL

As shown on slide 27, we priced the deal based on 2023 expected revenues, which would suggest an approximately $1.8B enterprise value at the midpoint of the comp set. That said, as shown here, we priced the transaction at a $645M enterprise value, a roughly 66% discount to the comp. We did so to set the stage for what we expect to be an increase in Enterprise Value over time due to both significant top and bottom-line growth as well as multiple expansion.

Slide 28: TRANSACTION SUMMARY

Moving to slide 28 with one last point to make about the transaction, the existing Nogin equity holders will roll 96% of their equity into the post-combination company and will own approximately 67% of the post-combination company on a non-fully diluted basis.

So, to close, I would like to reiterate that our team at SWAG has been impressed with Nogin’s management and solutions. They provide a differentiated product that’s recognized by both customers and consultants, has strong revenue characteristics, and plays in a sector that has short- and long-term tailwinds. We think this is an exciting opportunity at an attractive entry point.

We appreciate your time today. Thank you for joining us. Operator?

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.